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                                   EXHIBIT 11

                              DATA I/O CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE






Earnings per share reported in Form 10-Q for the quarters ended March 30, 1995, and March 31, 1994 are based on the following (In thousands):


PRIMARY AND FULLY DILUTED:                         1995              1994
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Weighted Average Shares Outstanding               7,473             7,300


Dilutive Effect of Stock Options                    290                 0
                                               ------------      ------------

Weighted Average Common and Equivalent
   Shares Outstanding                             7,763             7,300
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